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                                                                EXHIBIT 23(h)(v)

                         EXPENSE REIMBURSEMENT AGREEMENT

     THIS EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is made and entered into this 23rd day of January, 2003 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Series Fund, Inc., (the "Series Fund") with respect to the Mid-Cap Value Portfolio, the Bond-Debenture Portfolio and the International Portfolio (each a "Portfolio" and collectively the "Portfolios").

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

     1. Lord Abbett agrees to bear directly and/or reimburse the Portfolios for expenses other than investment management fees and any extraordinary expenses (the "Other Expenses"), if and to the extent that Other Expenses exceed or would otherwise exceed an annual rate of thirty five basis points (.40%) of the net assets in each such Portfolio for the time period set forth below.

     2. Lord Abbett's commitment described in paragraph 1 will be effective from January 1, 2003 through December 31, 2003.

     IN WITNESS WHEREOF, Lord Abbett and the Series Fund have caused this Agreement to be executed by a duly authorized partner and officer, respectively, and the Series Fund has affixed its corporate seal hereto, all on the day and year first above written.


                                        Lord Abbett Series Fund, Inc.


                                        By:  /s/ ROBERT S. DOW
                                             -----------------
                                             Robert S. Dow
                                             Chairman of the Board


                                        Lord, Abbett & Co. LLC


                                        By:  /s/ PAUL A. HILSTAD
                                             -------------------
                                             Paul A. Hilstad
                                             Partner

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                         EXPENSE REIMBURSEMENT AGREEMENT

     THIS EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is made and entered into this 13th day of March, 2003 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Series Fund, Inc., (the "Series Fund") with respect to the All Value Portfolio, the America's Value Portfolio and the Growth Opportunities Portfolio (each a "Portfolio" and collectively the "Portfolios").

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

     1. Lord Abbett agrees to bear directly and/or reimburse the Portfolios for expenses other than investment management fees and any extraordinary expenses (the "Other Expenses"), if and to the extent that Other Expenses exceed or would otherwise exceed an annual rate of forty basis points (.40%) of the net assets in each such Portfolio for the time period set forth below.

     2. Lord Abbett's commitment described in paragraph 1 will be effective from May 1, 2003 through December 31, 2003.

     IN WITNESS WHEREOF, Lord Abbett and the Series Fund have caused this Agreement to be executed by a duly authorized partner and officer, respectively, and the Series Fund has affixed its corporate seal hereto, all on the day and year first above written.

                                      Lord Abbett Series Fund, Inc.


                                      By:  /s/ ROBERT S. DOW
                                           ------------------
                                           Robert S. Dow
                                           Chairman of the Board,
                                           Chief Executive Officer and President


                                      Lord, Abbett & Co. LLC



                                      By:  /s/ PAUL A. HILSTAD
                                           -------------------
                                           Paul A. Hilstad
                                           Member